Exhibit 10.1

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the “Agreement”) is dated as of October 6, 2004 by and between Homestore, Inc., a Delaware corporation, (“Seller”) and Wyld Acquisition Corp., a Delaware corporation, (the “Purchaser”).

RECITALS:

     A. Seller operates a division known as WyldFyre Technologies (“WyldFyre”) which provides software products and services which enable users to access, display and manipulate property listing information (the “WyldFyre Business”).

     B. This Agreement contains the terms pursuant to which Purchaser shall acquire for cash substantially all of the assets used in the operation of the WyldFyre Business and shall assume certain specified liabilities and agree to perform Seller’s obligations under certain specified assigned contracts and leases, all as specified herein.

     AGREEMENT:

     In consideration of the Recitals and of the agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

     As used herein, the following terms shall have the following meanings unless the context otherwise requires:

     “Accounts Receivable” means all of Seller’s accounts receivable and trade receivables in respect of the WyldFyre Business, the Acquired Assets or otherwise arising on or before the Closing Date.

     “Acquired Assets” means all of the right, title, and interest that Seller possesses and has the right to transfer in and to its (a) tangible personal property (computers, servers, telecommunications equipment, other office equipment, furniture, and supplies on hand) used in the WyldFyre Business and listed on Exhibit A hereto, (b) the WyldFyre Business Intellectual Property, including remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) agreements, contracts, licenses, and other similar arrangements used in the WyldFyre Business and listed on Exhibit B (the “Seller Contracts”), and copies of all documentation and correspondence with respect thereto, and (d) advertising and promotional materials, studies, reports, and other printed or written materials pertaining to the marketing and sale of goods or services by the WyldFyre Business; except and excluding in each case all Excluded Assets.

     “Assignment and Assumption of Intellectual Property” has the meaning set forth in Section 2.6 below.

     “Assumption Agreement” has the meaning set forth in Section 2.6 below.

     “Assumed Liabilities” means the following liabilities and obligations of Seller with respect to the WyldFyre Business (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due): (a) one-half (50%) of all liabilities for Transfer Taxes arising in connection with the consummation of the transactions contemplated hereby, (b) all outstanding post-executory liabilities and obligations of Seller under the agreements, contracts, leases, licenses, and other arrangements included in the Acquired Assets but not including any such liabilities that arose as a result of any breach or alleged breach by Seller on or before the Closing Date of any such agreements, contracts, leases, license, or other arrangements, (c) any liability for gas, water, sewer, telecommunications, or electric service to the Leased Premises accrued for periods beginning on or after the date hereof, and (d) those liabilities and obligations of Seller with respect to its WyldFyre Business set forth on Exhibit C. Provided, however, that the Assumed Liabilities shall not include (x) liability for Income Taxes with respect to the operation of the WyldFyre Business that relate either to taxable periods ending on or before the Closing Date or to the daily ratable portion of a Straddle Period ending on the Closing Date, (y) any liability for costs and expenses (including legal fees and expenses) Seller has incurred in connection with this Agreement and the transactions contemplated hereby, and (z) any liability or obligation of Seller under this Agreement.

     “Closing” shall mean the consummation of the transactions contemplated herein.

     “Closing Date” shall mean the date first above written.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” has the meaning set forth in Section 5.3 below.

     “Disclosure Schedule” has the meaning set forth in Section 3.1 below.

     “Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge, or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership.

     “Escrow Agreement” shall have the meaning set forth in Section 2.3 below.

     “Escrow Agent” shall mean U.S. Bank, National Association.

     “Escrow Amount” shall mean amounts held by the Escrow Agent from time to time under the Escrow Agreement.

     “Excluded Assets” shall mean the following assets of Seller: (i) Seller’s rights under this Agreement (including Seller’s rights to the consideration paid and payable under this Agreement), (ii) all cash, cash equivalents and short term investments of Seller, (iii) all Accounts Receivable, (iv) all assets related to any employee benefit plan, pension plan, collective bargaining, union, labor or employment agreement and all assets related to health benefits, (v) policies of insurance covering Seller, (vi) all personnel records and other records that the Seller is required by law to retain in its possession, (vii) Seller’s certificate of incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation and Seller’s predecessors, (viii) all prepaid deposits tendered to a third party prior to the Closing Date, including, but not limited to, the security deposit paid in connection with the Lease, as defined below, (ix) the expressly reserved right of Seller and its assigns to use the Intellectual Property Rights as set forth in Section 5.5 hereof, (x) all rights to any refunds, rebates or allowances, including without limitation and refunds of Taxes, and (xi) those assets of Seller that are not defined as Acquired Assets herein.

     “Income Tax” means any federal, state, local, or foreign Tax based on or measured by reference to net income including any interest, penalty, or addition thereto, whether disputed or not.

     “Indemnified Party” has the meaning set forth in Section 6.2(d) below.

     “Indemnifying Party” has the meaning set forth in Section 6.2(d) below.

     “Intellectual Property Rights” shall mean all patent rights, copyrights, moral rights, trademark, service mark, and trade name rights (including but not limited to all goodwill associated therewith), rights under unfair competition law, trade secret rights (including but not limited to customer lists and customer databases), privacy rights, publicity rights, and all similar intellectual and industrial property rights now known or hereafter existing under the laws of the United States or any other jurisdiction anywhere in the world (including but not limited to all rights in applications and registrations pertaining to the foregoing).

     “Lease” shall mean that certain Lease dated April 19, 1999, as amended on April 26, 2001 and April 19, 2004, with OTR, an Ohio General Partnership with respect to the Leased Premises.

     “Leased Premises” means the commercial office premises located at 900 East Hamilton Ave., Campbell, California.

     “Listed Employees” has the meaning set forth in Section 5.3.

     “Material Adverse Effect” means a material adverse effect after the Closing Date on the condition (financial or other) or operations of the Acquired Assets or the WyldFyre Business, assuming in each case that the acquired assets are used, and the WyldFyre Business is conducted, in a manner substantially similar to the use and conduct thereof by Seller prior to the date hereof.

     “Parties” or “Party” shall mean Seller and Purchase or either of them.

     “Purchase Price” shall be Eight Million Five Hundred Thousand Dollars ($8,500,000).

     “Registered Intellectual Property Rights” shall mean all US, international and foreign: (i) Patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyrights, including registrations and applications to register copyrights; and (iv) any other technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

     “Retained Employees” has the meaning set forth in Section 5.3.

     “Straddle Period” means any taxable period beginning prior to and ending after the Closing Date.

     “Sublease” has the meaning set forth in Section 2.6 below.

     “To Seller’s knowledge” shall mean the actual knowledge, after reasonable due inquiry, of Catherine Nance, Dave Fisher, Paul Simos, Jim Caulfield and Errol Samuelson.

     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, when computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Returns” means any and all returns, reports, claims for refund, information returns, or other statements (including elections, declarations, disclosures, schedules, estimates, and attachments), including amendments thereof, required to be filed by a Party with respect to Taxes.

     “Technology” means any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, tools, methods, processes and technology; (iii) confidential or proprietary information, including technical data, tools, methods and processes; (iv) databases, data compilations, data collections and technical data; (v) logos, trade names, trade dress, trademarks, world wide web addresses and domain names; (vi) all know-how, trade secrets, and other confidential or proprietary information including, without limitation, methodologies, processes, customer lists, supplier lists, products plans, service plans and rights in research and development; and (vii) all instantiations of the foregoing in any form and embodied in any media.

     “Third-Party Claim” has the meaning set forth in Section 6.2(d) below.

     “Transfer Taxes” has the meaning set forth in Section 2.4(viii) below.

     “WyldFyre” and “WyldFyre Business” have the meaning set forth in the Recitals.

     “WyldFyre Employees” means those employees of Seller listed on Exhibit D hereto who work for the WyldFyre Business located at the Leased Premises.

     “WyldFyre Business Intellectual Property” shall mean the Technology and Intellectual Property Rights listed on Exhibit E that are owned by or licensed to the Seller and currently used in the WyldFyre Business.

2. PURCHASE AND SALE OF ASSETS

     2.1 Purchase and Sale. On the Closing Date, subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase and accept from the Seller, all of Seller’s right, title and interest in and to all of the Acquired Assets.

     2.2 Assumption of Liabilities On the Closing Date, subject to the terms and conditions of this Agreement, Purchaser shall assume and become responsible for all of the Assumed Liabilities.

     2.3 Purchase Price. On the Closing Date, Purchaser shall cause the Purchase Price to be delivered as follows:

     Seven Million Six Hundred Fifty Thousand Dollars ($7,650,000) shall be delivered to Seller in cash via wire transfer to such bank account as directed by Seller; and

     Eight Hundred Fifty Thousand Dollars ($850,000) shall be delivered to Escrow Agent to be held in accordance with the terms and conditions of an Escrow Agreement in the form of Exhibit F in order to secure the indemnification obligations of Seller as set forth in Section 6.2. Such Escrow Agreement provides that the funds so delivered into escrow, including interest thereon, shall be held in an interest bearing account for a period of one (1) year. Such funds, less any amounts distributed to Purchaser in satisfaction of indemnification claims, if any, shall be delivered to Seller on the first anniversary of the Closing Date, provided that in the event Purchaser has made a claim against Seller for indemnification hereunder during the escrow period, then the escrow shall not terminate with respect to such portion of the escrowed funds in an amount equal to the amount so claimed by Purchaser, subject to the objection of Seller and subsequent arbitration of the matter as provided in the Escrow Agreement.

     The Purchase Price (and all other capitalized costs) shall be allocated among the Acquired Assets in accordance with Code §1060 and the Treasury regulations thereunder in the manner set forth on Exhibit G hereto, which allocation shall be binding upon Seller and Purchaser. Seller and Purchaser shall report, act and file Tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Seller and Purchaser shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as either may reasonably request to prepare in connection with such allocation. Neither Seller nor Purchaser shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

     2.4 Liabilities After Closing Date. Purchaser shall be responsible for any and all contracts, debts, warranties, obligations, undertakings, claims, liabilities and accounts payable arising out of Purchaser’s use and operation of the Acquired Assets after the Closing Date, the Assumed Liabilities as set forth in Section 2.2 above, and Purchaser’s obligations under the Sublease. Except for the Assumed Liabilities and the Sublease, Purchaser is not assuming any obligations or liabilities of the Seller that arose through the Closing Date. Seller shall be responsible for the payment of all office leases, utilities and other operating expenses of the WyldFyre Business accruing on or prior to the Closing Date.

     Notwithstanding any other provision of this Agreement, and, without limiting the statements set forth in the preceding paragraph, Purchaser is not assuming under this Agreement any of the following (each, an “Unassumed Liability”):

     (i) liabilities arising out of any default by Seller of any provision of any Seller Contract on or prior to the Closing Date;

     (ii) any product liability or similar claim for injury to any person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Seller, or alleged to have been made by the Seller, or that is imposed or asserted to be imposed by operation of law in connection with any service performed or product sold or leased by or on behalf of the Seller on or prior to the Closing;

     (iii) Tax payable with respect to the WyldFyre Business, the Acquired Assets, or other properties or operations of the Seller or of any member of any affiliated group of which the Seller is a member attributable to a taxable period ending on or prior to the Closing Date;

     (iv) any liabilities under or in connection with any Excluded Assets;

     (v) any liabilities arising on or prior to the Closing Date or as a result of the Closing for severance, bonuses or any other form of compensation to any employees, agents or independent contractors of the Seller related to the period on or prior to the Closing Date, whether or not employed by Purchaser after the Closing and whether or not arising or under any applicable employee law, benefit plan or other arrangement with respect thereto;

     (vi) any liabilities of the Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement;

     (vii) any environmental liability related to the WyldFyre Business or the Acquired Assets arising from or related to circumstances arising or existing on or before the Closing Date;

     (viii) liabilities from any sales, transfer, documentary, use, registration, value-added and other similar taxes (including all applicable real estate transfer taxes) and related fees (including any penalties, interest and additions to such taxes) (collectively, “Transfer Taxes”) incurred in connection with this Agreement and the transactions contemplated herein, except as set forth in this Agreement;

     (ix) any liabilities to give credits or take other remedial actions for defective goods or services of the WyldFyre Business arising on or before the Closing Date;

     (x) any liabilities for money borrowed of Seller;

     (xi) any liability of Seller or its affiliates based upon an act or omission of Seller or any such affiliate after the Closing Date;

     (xii) any obligation or liability with respect to litigation arising with respect to the operation of the WyldFyre Business on or prior to the Closing Date, including without limitation the litigation described on Schedule 3.9 hereto; and

     (xiii) any other liabilities of Seller, regardless of when made or asserted, that are not specifically assumed hereunder.

     2.5 Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt by the Seller to assign to Purchaser pursuant to this Agreement any contract, permit, franchise, claim or asset included in the Assets that is by its terms or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Seller would not by law pass to Purchaser as an incident of the assignments provided for by this Agreement (a “Non-Assignable Contract”). To the extent that any such consent (each a “Third-Party Consent”) in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, Purchaser may elect to proceed with the Closing, in which case, the Seller shall continue to use reasonable efforts to obtain any such consent or novation after the Closing Date until such time as it shall have been obtained, and the Seller shall cooperate with Purchaser in any economically feasible arrangement to provide that Purchaser shall receive the interest of the Seller in the benefits and obligations under such Non-Assignable Contract, including performance by the Seller as agent if economically feasible, provided that Purchaser shall undertake to pay, perform or satisfy the corresponding liabilities or obligations under the terms of such Non-Assignable Contract to the extent that Purchaser would have been responsible therefor if such consent or approval had been obtained. To the extent Seller requests that Purchaser assist Seller in seeking to obtain any Third Party Consent after the Closing Date, then Seller shall pay and discharge, and shall indemnify and hold harmless Purchaser and its Affiliates from and against, any and all reasonable out of pocket costs of seeking to obtain or obtaining any such Third Party Consent provided that Seller approves of such costs in writing and in advance. Nothing contained in this Section 2.5 or elsewhere in this Agreement shall be deemed a waiver by Purchaser of its right to have received on the Closing Date an effective assignment of all of the Assets or of the covenant of the Seller to obtain all such Third-Party Consents, nor shall this Section 2.5 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Assets any contracts as to which such consent may be necessary.

     2.6 Deliveries at the Closing. On the date hereof, the Seller and Purchaser have executed this Agreement. Contemporaneously with the execution of this Agreement,

     (a) Seller shall:

(i)	execute, acknowledge and deliver to Purchaser the Sublease in the form of Exhibit H-1 with respect to the Leased Premises;

(ii)	execute and deliver to Purchaser the Assignment of Marks in the form of Exhibit H-2;

(iii)	execute and deliver to Purchaser those other instruments of transfer and conveyance specified in Exhibit H-3;

(iv)	execute and deliver to Purchaser the Assignment and Assumption Agreement in the form of Exhibit H-4;

(v)	execute and deliver to Purchaser and Escrow Agent the Escrow Agreement;

(vi)	execute and deliver to Purchaser the Third Party Consents which are listed on Schedule 2.6(vi) hereto; and

(vii)	execute and deliver to Purchaser the Sublicense in the form of Exhibit H-5.

     (b) Purchaser shall:

(i)	execute, acknowledge and deliver to Seller the Sublease in the form of Exhibit H-1 with respect to the Leased Premises;

(ii)	execute and deliver to Seller the Assignment of Marks in the form of Exhibit H-2;

(iii)	execute and deliver to Purchaser those other instruments of transfer and conveyance specified in Exhibit H-3

(iv)	execute, acknowledge and deliver to Seller the Assignment and Assumption Agreement in the form of Exhibit H-4;

(v)	execute and deliver to Seller and the Escrow Agent the Escrow Agreement;

(vi)	make offers of employment to the Listed Employees;

(vii)	caused the wire transfer of funds to Seller in the amount of Seven Million Six Hundred Fifty Thousand Dollars ($7,650,000);

(viii)	caused the wire transfer of funds to Escrow Agent in the amount of Eight Hundred Fifty Thousand Dollars ($850,000);

(ix)	pay or otherwise provide for the payment of one-half (50%) of all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated herein; and

(x)	execute and deliver to Purchaser the Sublicense in the form of Exhibit H-5.

In the event this Agreement is executed but the transactions described above are not consummated on the date hereof, this Agreement shall be null and void. The execution by Seller and Purchaser of a closing memorandum shall be conclusive evidence that the transactions described above have been consummated.

3. SELLER’S REPRESENTATIONS AND WARRANTIES

     Seller hereby represents and warrants to Purchaser, as of the date hereof, as follows, except as set forth in the disclosure schedule (the “Disclosure Schedule”):

     3.1 Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the Acquired Assets in connection with the WyldFyre Business.

     3.2 Due Execution; No Conflict. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller, fully enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Seller; or (ii) except where consent is required and obtained, result in any breach of or default, or trigger any requirement to obtain the consent of any third party, under any mortgage, lease, promissory note, license, contract, subcontract, purchase order, indenture, trust or other instrument or written agreement which is either binding upon or enforceable against the Seller, which breaches in the aggregate would be reasonably likely to result in a Material Adverse Effect.

     3.3 No Default. Seller is not in default under the Lease or under any of the contracts, licenses, instruments, agreements or arrangements listed on Exhibit B or Exhibit E, which defaults in the aggregate would be reasonably likely to result in a Material Adverse Effect. Except as set forth on Disclosure Schedule 3.3, to Seller’s knowledge, no third party is in default under any contract, license, instrument, agreement or arrangement, which default would be reasonably likely to result in a Material Adverse Effect.

     3.4 Licenses and Regulations. Except for violations that in the aggregate would not have a Material Adverse Effect, to Seller’s knowledge, all licenses required for operation and/or use of the Acquired Assets in connection with the WyldFyre Business are current and valid. Except for violations that in the aggregate would not be reasonably likely to have a Material Adverse Effect, to Seller’s knowledge, Seller is in compliance with all federal, state and local laws and regulations in respect of the operation and/or use of the Acquired Assets in connection with the WyldFyre Business.

     3.5 Sufficiency of and Title to Tangible Assets. Except for the Excluded Assets and shared services provided by Seller’s corporate offices (e.g., legal services, human resources, accounting services and information technology and other services listed on Disclosure Schedule 3.5), (i) the Acquired Assets constitute all of the assets used by Seller to conduct the WyldFyre Business immediately prior to Closing, and (ii) there are no assets customarily used in, or reasonably necessary for, the operation of the WyldFyre Business that are owned by any other person or entity other than Seller that will not be licensed or leased to Purchaser under valid license or lease agreements to be assigned or transferred to Purchaser pursuant to this Agreement. Seller is the sole and exclusive owner of and has good and marketable title to all of the material tangible assets that are among the Acquired Assets free and clear of any liens, mortgages, pledges, encumbrances or charges.

     3.6 WyldFyre Business Intellectual Property.

        (a) Except as set forth on Disclosure Schedule 3.6(a), none of the WyldFyre Business Intellectual Property constitutes Registered Intellectual Property Rights. Without limiting the generality of the foregoing, none of the WyldFyre Business Intellectual Property has been registered for copyright protection with the US Copyright Office or any foreign office. Seller has not received any requests to make any such registration.

        (b) Except as set forth in Disclosure Schedule 3.6(b), to Seller’s knowledge, there is no information, material, fact, or circumstance, that would render any of the WyldFyre Business Intellectual Property invalid or unenforceable.

        (c) Each item of WyldFyre Business Intellectual Property is free and clear of any liens. Except as set forth in Disclosure Schedule 3.6(c), Seller is the exclusive owner or licensee of all WyldFyre Business Intellectual Property and has sole and exclusive rights (and Seller is not contractually obligated to pay any compensation (other than licensing fees and royalties set forth in the applicable license agreement and referenced in Disclosure Schedule 3.6(c)(i)) to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services, Technology or products in respect of which the WyldFyre Business Intellectual Property is being used. Disclosure Schedule 3.6(c)(ii) sets forth a complete list of all contracts (other than assignments of copyright by Seller’s employees, consultants and individual contributors) pursuant to which a third party has licensed or transferred any of the WyldFyre Business Intellectual Property to Seller. No Person who has licensed any Technology or Intellectual Property Rights (which are included in the WyldFyre Business Intellectual Property) to Seller has ownership rights or license rights to improvements made by Seller in such Technology or Intellectual Property Rights.

        (d) All Technology written or created as of the Closing Date and used in or necessary to the conduct of the WyldFyre Business as it is conducted as of the Closing Date is included in the Acquired Assets and was written and created solely by either (i) employees of Seller acting within the scope of their employment or (ii) third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller (except as set forth in Disclosure Schedule 3.6(d)), and no third party owns or has any rights to any of the WyldFyre Business Intellectual Property, except for the parties that Seller has licensed WyldFyre Intellectual Property from, or to, as listed in Schedules 3.6(c)(ii) and 3.6(f).

        (e) To Seller’s knowledge, all current employees and consultants of Seller have entered into valid and binding written agreements with Seller sufficient to vest title in Seller of all WyldFyre Business Intellectual Property, including all accompanying Intellectual Property Rights, created by such employee or consultant while employed or engaged by Seller.

        (f) Except for the agreements set forth on Disclosure Schedule 3.6(f), Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is WyldFyre Business Intellectual Property, to any third party.

        (g) The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any WyldFyre Business Intellectual Property Right or of any such license, sublicense or other contract.

        (h) Following the Closing, Purchaser will be permitted to exercise all of Seller’s rights under such licenses, sublicenses and other contracts related to WyldFyre Business Intellectual Property to the same extent Seller would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay and without obtaining the consent or permission of any party to such licenses, sublicenses and other contracts except for third party consents set forth in Disclosure Schedules 3.6(h) .

        (i) Seller has not obtained any personal consumer information in connection with the operation of the WyldFyre Business that requires the consent of any consumer with regard to its collection and/or dissemination.

        (j) Seller has implemented reasonable procedures that seek to prevent the contamination of the Technology of WyldFyre Business with Harmful Code, where “Harmful Code” means any code the primary functionality of which is to damage, interfere with, or adversely affect computer programs, data files, or hardware without the consent or intent of the computer user, including self-replacing and self-propagating programming instructions commonly called “viruses,” “trojan horses,” and “worms.”

        (k) Except as set forth in Disclosure Schedule 3.6(k), Seller has not been sued or charged as a defendant in any litigation which involves a claim of infringement of any Technology or Intellectual Property Rights of any third party as a result of the operation of the WyldFyre Business. To Seller’s knowledge, the operation of the Business as of the Closing does not infringe or misappropriate any Technology or Intellectual Property Right of any third party, violate any right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any US state or federal or any foreign jurisdiction, and, except as set forth in Disclosure Schedule 3.6(b), Seller has not received notice from any third party claiming that such operation or any act, product, Technology or service (including Technology or services currently under development) of Seller infringes or misappropriates any Technology or Intellectual Property Right of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have knowledge of any basis therefor).

        (l) To Seller’s knowledge, no person is infringing or misappropriating any WyldFyre Business Intellectual Property.

        (m) No WyldFyre Business Intellectual Property or service of WyldFyre Business is subject to any outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such WyldFyre Business Intellectual Property. To Seller’s knowledge, no WyldFyre Business Intellectual Property or service of WyldFyre Business is subject to any judicial or government proceeding that is likely to restrict in any manner the use, transfer or licensing thereof by

Seller or that is likely to affect the validity, use or enforceability of such WyldFyre Business Intellectual Property.

        (n) To Seller’s knowledge, all WyldFyre Business Intellectual Property will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party, other than licensing fees and royalties set forth in the applicable license agreement and referenced in Disclosure Schedule 3.6(c)(i).

     3.7 Obligations to Related Parties. Except as set forth in Disclosure Schedule 3.7, Seller has no obligations to the WyldFyre Employees other than for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Seller and (c) other standard employee benefits made generally available to all employees. None of the WyldFyre Employees, or any members of their immediate families, are indebted to the Seller or, to the Seller’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Seller is affiliated or with which the Seller has a business relationship, or any firm or corporation which competes with the Seller, other than passive investments in publicly traded companies (representing less than one percent of such company) which may compete with the Seller. To Seller’s knowledge, no WyldFyre Employee or member of their immediate families, is directly or indirectly, interested in any contract with the Seller.

     3.8 Taxes and Fees. Except as would not exceed an aggregate amount equal to five thousand dollars ($5,000), (i) Seller has paid or adequately provided for any Taxes that have been or will be levied, assessed, or imposed upon any of the Acquired Assets with regard to any taxable period ending on or prior to the Closing Date; (ii) Seller has filed or will file all tax returns and reports required by federal, state and local tax authorities in respect of Taxes that have been or will be levied, assessed or imposed upon any of the Acquired Assets with regard to any taxable period prior to or including the Closing Date; (iii) the returns so filed are correct, true and complete in all material respects; (iv) there are no ongoing examinations or claims relating to Taxes payable with regard to the Acquired Assets, and no written notice of any audit, examination or claim relating to Taxes payable with regard to the Acquired Assets, whether pending or threatened, has been received; (v) Seller has not waived any statute of limitations in respect of any Taxes payable with regard to the Acquired Assets or agreed to any extension of time with respect to any assessment or deficiency relating to Taxes payable with regard to the Acquired Assets; (vi) Seller has withheld and paid over to the proper taxing authorities all Taxes payable with regard to the Acquired Assets (or the operation thereof) required to have been withheld and paid over, and complied with all related information reporting and backup withholding requirements, including maintenance of required records with respect thereto; and (vii) there are (and as of the Closing Date there will be) no Encumbrances on the Acquired Assets relating to or attributable to Taxes.

     3.9 No Litigation. Except as set forth in Disclosure Schedule 3.9, there are no existing suits or litigation, nor, to Seller’s knowledge, suits or litigation threatened, against the Seller that are related to the WyldFyre Business or the Acquired Assets.

     3.10 Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

     3.11 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING, WITHOUT LIMITATION, THE ACQUIRED ASSETS), LIABILITIES (INCLUDING, WITHOUT LIMITATION THE ASSUMED LIABILITIES) OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, AND NONINFRINGEMENT, ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE, AND ANY IMPLIED WARRANTIES REGARDING INCOME POTENTIAL WITH RESPECT TO THE ASSETS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

     NO REPRESENTATION OR WARRANTY BY THE SELLER IN THIS AGREEMENT, AND NO INFORMATION CONTAINED HEREIN CONTAINS ANY UNTRUE STATEMENT OF MATERIAL FACT OR OMITS TO STATE ANY MATERIAL FACT NECESSARY IN ORDER TO MAKE THE STATEMENTS CONTAINED HEREIN NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH SUCH CIRCUMSTANCES WERE MADE.

     PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 3, PURCHASER IS PURCHASING THE ACQUIRED ASSETS AND ASSUMING THE ASSUMED LIABILITIES ON AN “AS-IS, WHERE-IS” BASIS.

4. PURCHASER’S REPRESENTATIONS AND WARRANTIES

     Purchaser represents and warrants to Seller as follows:

     4.1 Organization. Purchaser is a Delaware corporation, duly organized, legally existing and in good standing under the laws of the State of Delaware and has full power, ability and authority to conduct its business as it is now conducted, to enter into this Agreement and to carry out the other transactions and agreements contemplated hereby.

     4.2 Due Authorization. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, fully enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of Purchaser’s charter, bylaws, operating agreement or other governing instruments, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Purchaser; or (ii) result in any breach of or default under any material mortgage, contract, agreement, indenture, trust, written agreement or other instrument which is either binding upon or enforceable against Purchaser.

     4.3 No Litigation. There are no existing suits or litigation pending or threatened against Purchaser or its properties which could materially affect the financial condition of Purchaser. Purchaser has not filed any voluntary petition in bankruptcy, nor been served with or otherwise received notice of any involuntary petition in bankruptcy having been filed against Purchaser.

     4.4 Purchaser’s Investigation. Purchaser is an experienced investor and has made its own investigation and analysis of the Acquired Assets and Assumed Liabilities as Purchaser deems necessary with respect to the condition, suitability, compliance with law, and prospects for future development of the Acquired Assets and the WyldFyre Business for Purchaser’s use and all other aspects of this transaction set forth herein. Purchaser will rely upon its own (and its consultants’) inspections, investigations and analyses of the Acquired Assets, Assumed Liabilities and the WyldFyre Business, and, with the exception of only those express representations and warranties of Seller set forth herein, upon which Purchaser shall be entitled to rely, Purchaser will not rely in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Sellers or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any such matters it being expressly acknowledged that Seller has not verified the accuracy or completeness of any such information or the qualification of the persons preparing such information. Purchaser acknowledges that Seller has not made any representations or warranties regarding the condition, sufficiency or suitability of the Acquired Assets or WyldFyre Business, except as expressly set forth in Section 3 hereof.

5. POST-CLOSING COVENANTS

     Purchaser and Seller agree as follows with respect to the period following the Closing:

     5.1 General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below).

     5.2 Confidentiality. Except as set forth in Section 5.5, Seller agrees that for a period of two (2) years from the Closing Date, it will not (i) divulge any Confidential Information to third parties or (ii) use or permit to be used any Confidential Information for its own benefit. For this purpose, “Confidential Information” shall mean all information pertaining to the Acquired Assets that has been treated by Seller as being confidential, including without limitation, customer lists. “Confidential Information” shall not include any information that: (A) is now or subsequently becomes available to third parties who are not under a duty of confidentiality through no fault of Seller or (B) is released or approved for release by Purchaser without restriction.

        Notwithstanding the foregoing paragraph, Seller may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by applicable law, rule or regulation or (ii) on a “need-to-know” basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors or (iii) in any legal proceedings disclosed in Section 3.8 of the Disclosure Schedules or that arise in connection with this Agreement or the transactions contemplated herein and therein.

        5.3 WyldFyre Employees. Purchaser agrees to offer employment to the WyldFyre Employees listed on Schedule 5.3 (the “Listed Employees”) effective as of the Closing Date. Any WyldFyre Employees not listed on Schedule 5.3 or any Listed Employees who do not accept such employment offer will remain the responsibility of Seller, subject to Seller’s existing employment policies (the “Retained Employees”). For a period of one (1) year from the Closing Date, Seller will not actively solicit for employment any WyldFyre Employees who accept Purchaser’s offer of employment. For the avoidance of doubt, Seller will not be deemed to have actively solicited any such employee if such employee approaches Seller for employment or responds to general solicitations of employment. In the event Purchaser hires as an employee, or retains as an independent contractor or otherwise the services of (for more than 100 hours), any of the Retained Employees during the one (1) year period following the Closing Date, then Purchaser hereby agrees to so notify Seller within thirty days and reimburse Seller for any and all severance benefits which Purchaser may have provided to any such Retained Employee. Purchaser hereby grants to Seller the right to audit upon ten days prior written notice, such of Purchaser’s payroll records (and payment records related to Purchaser’s independent contractors) as it may reasonably request in order to verify whether Purchaser has so employed or retained the services of any Retained Employee during the one year period flowing the Closing Date.

     5.4 Hosting.

     (a) Seller agrees that for a period of up to one hundred eighty (180) days following the Closing Date (the “Hosting Period”), it shall, at the request of Purchaser, continue to host all WyldFyre Business production applications as set forth on Disclosure Schedule 5.4(a)(i) (the “Applications”) at Seller’s Thousand Oaks, California data center, at service levels and with maintenance in a manner substantially similar to the hosting services Seller provided to the WyldFyre Business prior to the Closing Date, subject to the occurrence of extraordinary or force majeure events; provided, that such hosting services shall not include those shared services provided to the WyldFyre Business by Seller prior to the Closing Date and set forth on Disclosure Schedule 5.4(a)(ii) hereto. During such Hosting Period, Purchaser agrees that it shall not institute any enhancements or modifications to any Applications without the prior written consent of Seller, which consent shall not be unreasonably withheld. In addition, Seller shall provide Purchaser with reasonable migration assistance for the transfer of the Applications to such data center as shall be designated by Purchaser. During the Hosting Period, Purchaser hereby grants to Seller a non-exclusive, non-transferable, royalty-free license to operate and maintain the Applications to such extent as is reasonably necessary to permit Seller to host Applications as provided by this Section 5.4. Upon the termination of the Hosting Period, Seller hereby agrees to delete all copies of such Applications from its servers.

     (b) Seller agrees that for a period of up to two (2) weeks following the Closing Date, it shall provide to Purchaser the services listed on Schedule 5.4(b) attached hereto. Purchaser agrees to reimburse Seller for the reasonable costs and expenses associated with such services and agrees to pay any invoices issued by Seller in connection therewith within ten (10) days of receipt thereof.

     (c) Purchaser hereby agrees that so long as it receives data from Houston Realtors Information Service, Inc. (the “Data”), that Purchaser shall continue to provide a data feed to Seller’s Realtor.com web site in a manner substantially similar to the data feed provided to Realtor.com by the WyldFyre Business prior to the Closing Date.

     5.5 Reservation of Rights. Purchaser hereby acknowledges that (i) Seller possesses certain know-how regarding the WyldFyre Business Intellectual Property Rights (the “Know-How”) and (ii) Seller may be using certain portions of the code constituting WyldFyre Business Intellectual Property Rights in connection with Seller’s business operations (the “Embedded Code”) other than the WyldFyre Business. Seller represents that such Embedded Code does not in the aggregate constitute a substantial portion of the code of the WyldFyre Business Intellectual Property Rights being transferred hereunder. Notwithstanding anything to the contrary set forth herein, Purchaser acknowledges and agrees that Seller hereby retains the right after the Closing to (a) utilize the Know-How and (b) use, modify, alter, transfer and assign such Embedded Code and nothing set forth herein shall be deemed to limit or restrict Seller’s current or future operations (including without limitation its Realtor.com or Top Producer operations); provided, however, that (i) Seller hereby agrees that it shall not sell, license or transfer such portions of Embedded Code separate and apart from its other business operations in a manner substantially similar to the Intellectual Property Rights being transferred hereunder, and (ii) Seller hereby agrees that it shall not reconstitute such Embedded Code so as to replicate a substantial portion of the code constituting the WyldFyre Business Intellectual Property Rights being transferred hereunder.

     5.6 Payments Received after Closing Date/AR Collection Assistance. To the extent Seller receives any payments, other than those payments received under this Agreement, relating to the operation of the WyldFyre Business after the Closing Date by Purchaser, Seller will promptly remit any such payments to Purchaser. Purchaser hereby agrees to provide Seller with reasonable assistance in connection with Seller’s collection of the Accounts Receivables.

6. SURVIVAL, INDEMNIFICATION

     6.1 Survival. All representations and warranties made and given in Articles 3 and 4 of this Agreement shall survive the execution and delivery of this Agreement and the Closing and continue until the first anniversary of the Closing Date at which time all such representations and warranties shall expire and terminate. The post-closing covenants set forth in Section 5 shall survive for the periods specified, or if not period is specified, shall survive for the full period of any applicable statute of limitations; provided, that the representations and warranties set forth in Sections 3.2, 3.5 and 3.8 shall survive for the full period of the applicable statute of limitations plus sixty (60) days.

     6.2 Indemnification.

     (a) Seller shall indemnify, defend and save Purchaser harmless from any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney’s fees on account thereof) suffered or incurred by Purchaser, its successors and permitted assigns:

        (i) proximately caused by any breach of any representation, warranty, covenant or other undertaking made by the Seller in this Agreement;

        (ii) related to any Tax payable with respect to the WyldFyre Business, the Acquired Assets, or other properties or operations of the Seller or of any member of any affiliated group of which the Seller is a member attributable to a taxable period ending on or prior to the Closing Date;

        (iii) related to the Excluded Assets and/or Excluded Liabilities;

        (iv) related to obligations stemming from employee benefit, vacation or retirement plans arising on or prior to the Closing Date; any liabilities arising on or prior to the Closing Date or as a result of the Closing for severance, bonuses or any other form of compensation to any employees, agents or independent contractors of the Seller related to the period on or prior to the Closing Date, whether or not employed by Purchaser after the Closing and whether or not arising or under any applicable employee law, benefit plan or other arrangement with respect thereto; except for such obligations as Purchaser may incur pursuant to Section 5.3 herein;

        (v) related to any obligation or liability with respect to litigation arising with respect to the operation of the WyldFyre Business on or prior to the Closing Date, including without limitation the litigation described on Schedule 3.9 hereto; or

        (vi) the ownership, use or operation of the Acquired Assets prior to the Closing Date.

No indemnification shall be payable to Purchaser under clause 6.2(a) until and after such losses aggregate One Hundred Thousand Dollars ($100,000); however, in the event such losses exceed $100,000, then indemnification shall be made by Seller for the full amount of such losses, including the initial $100,000. Purchaser shall notify Seller promptly of any written actions, claims or demands against Purchaser of which Seller is responsible hereunder specifying the basis and amount thereof in reasonable detail.

     (b) Notwithstanding anything contained elsewhere in this Agreement, Seller’s combined total aggregate liability for indemnification under Section 6.2(a) shall not exceed the Escrow Amount (except for a breach of the representations and warranties set forth in Section 3.5 or the litigation described on Schedule 3.9, which total aggregate liability of Seller shall not exceed the Purchase Price), and such indemnification under Section 6.2(a) of this Agreement shall constitute Purchaser’s sole and exclusive remedy in connection with any breach or nonperformance of any representation, warranty, covenant or other undertaking made by Seller under this Agreement, regardless of the theory of liability or recovery.

     (c) Purchaser shall indemnify, defend and save Seller harmless from any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney’s fees on account thereof) suffered or incurred by Seller, or its successors and assigns, proximately caused by:

        (i) any breach of any representation, warranty, covenant or other undertaking made by the Purchaser in this Agreement;

        (ii) the ownership, use or operation of the Acquired Assets on or after the Closing Date; or

        (iii) the failure by Purchaser to perform any obligation hereunder or pay when due any Assumed Liability.

Seller shall notify the Purchaser promptly of any written actions, claims or demands against Seller of which the Purchaser is responsible hereunder specifying the basis and amount thereof in reasonable detail.

     (d) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 6, then the Indemnified Party shall promptly (and in any event within 5 business days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing specifying the claimed basis and amount thereof in reasonable detail. Failure to so notify shall not be deemed a waiver of, or otherwise affect, the Indemnifying Party’s obligations unless the Indemnifying Party is materially harmed or prejudiced by such failure to notify.

        The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

        Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in above, however, the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

7. LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE INCLUDED IN A THIRD-PARTY CLAIM THAT GIVES RISE TO A RIGHT OF INDEMNIFICATION UNDER SECTION 6 ABOVE.

8. GENERAL PROVISIONS

     8.1 No Waivers. None of the Parties shall be deemed to waive any of its rights, powers or remedies hereunder unless such waiver is in writing and signed by said party. No delay or omission by any party in exercising any of said rights, powers or remedies shall operate as a waiver thereof. Nor shall a waiver signed by any party of any breach of the covenants, conditions or agreements binding on the other parties on one occasion be construed as a waiver or consent to such breach on any future occasion or a waiver of any other covenant, condition, or agreement herein contained.

     8.2 Expenses. Neither of the parties hereto shall have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of this Agreement, or the closing of this Agreement, including, but not limited to, the fees and expenses of legal counsel, accountants, investment bankers, consultants and other experts.

     8.3 Publicity. Each of Seller and Purchaser shall obtain the other’s written consent (such consent not to be unreasonably withheld or delayed) prior to any publication, presentation, public announcement or press release concerning the relationship between the parties or the existence or terms of this agreement, except as may be required by law. In addition, each of Seller and Purchaser shall not to make any disparaging or derogatory comments regarding the other party to any third party.

     8.4 Assignment. Neither Party may assign any portion of this Agreement, voluntarily or involuntarily, including without limitation by operation of law, without the prior written consent of the other Party, except that (i) either Party may assign this Agreement to an affiliate of the assignor without the other Party’s consent in the case of a merger, consolidation, or sale of all or substantially all of the assignor’s assets with or to an unaffiliated third party, and (ii) Purchaser may assign this Agreement to any of its subsidiaries. Any attempt to otherwise assign this Agreement shall be null and void. No person or entity not a Party hereto shall have any interest herein or be deemed a third party beneficiary hereof, and nothing contained herein shall be construed to create any rights enforceable by any other person or third party.

     8.5 Partnership. Nothing herein contained shall be construed as creating a partnership or joint venture by or between the parties.

     8.6 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

     8.7 Severability. Any provision of this Agreement held or determined by a court (or other legal authority) of competent jurisdiction to be illegal, invalid, or unenforceable in any jurisdiction shall be deemed separate, distinct and independent, and shall be ineffective to the extent of such holding or determination without (i) invalidating the remaining provisions of this Agreement in that jurisdiction or (ii) affecting the legality, validity or enforceability of such provision in any other jurisdiction.

     8.8 Captions Headings. Captions and paragraph headings used in this Agreement are for convenience only and shall not be used to interpret any provision hereof.

     8.9 Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedule, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and is intended as the parties’ final expression and complete and exclusive statement of the terms thereof, superseding all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, and may be amended or modified only by an instrument in writing signed by both parties.

     8.10 Notices. Any notice required or permitted to be given hereunder shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid. All notices given under this Agreement shall be addressed, in the case of Seller, as follows:

Attn: General Counsel
Homestore, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362

All notices given under this Agreement shall be addressed, in the case of Purchaser, as follows:

Attn: General Counsel
Wyld Acquisition Corp.
One Park Place
Boca Raton, FL 33487

or to such other addresses of which the parties have been advised in writing by any of the above-described means. Personal delivery to a party or to any officer, partner, agent, or employee of such party at its address herein shall constitute receipt. The following shall also constitute receipt: (i) a Party’s rejection or other refusal to accept notice, and (ii) the inability to deliver to a Party because of a changed address of which no notice has been received by the other Party. Notwithstanding the foregoing, no notice of change of address shall be effective until ten (10) days after the date of receipt thereof. This Section shall not be construed in any way to affect or impair any waiver of notice or demand herein provided.

     8.11 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transaction contemplated by this Agreement.

     8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any principles of conflicts of law. With respect to any litigation arising out of or relating to this Agreement, the Parties agree that it shall be exclusively filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Los Angeles County, California and each Party hereby submits to the exclusive jurisdiction of such courts.

     8.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, each party has executed or caused its duly authorized officer to execute this Agreement the day and year first above written.

HOMESTORE, INC.
By: /s/ Jack Dennison Name: Jack Dennison Its: COO
WYLD ACQUISITION CORP.
By: /s/ Stuart Siegel Name: Stuart Siegel Its: CEO